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SEPTIMA ENTERPRISES, INC                                            EXHIBIT 11.1
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                    QUARTER ENDED               QUARTER ENDED
                                                                    SEPTEMBER 30,                SEPTEMBER 30,
                                                                       1997                         1996
                                                               ----------------------------------------------------------
NET (LOSS)                                                      $    (244,938)                   $   (48,766)
                                                               ==========================================================
DETERMINATION OF SHARES:
 WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING               8,635,629                      7,785,629

 SHARES ISSUABLE ON EXERCISE OF STOCK OPTIONS, NET OF
   SHARES ASSUMED TO BE REPURCHASED                                       *                             *
                                                               ----------------------------------------------------------
AVERAGE COMMON SHARES OUTSTANDING FOR FULLY DILUTED
 COMPUTATION                                                        8,635,629                      7,785,629
                                                               ===========================================================

EARNINGS PER COMMON SHARE:
 PRIMARY                                                        $     (.03)                $         (A)
 FULLY DILUTED                                                        (.03)                          (A)
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*SHARES NOT INCLUDED IN COMPUTATION SINCE EFFECT IS ANTI-DILUTIVE.

(A) LESS THAN $.01 PER SHARE.